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                                                                    Exhibit 10.8

Mr. Mark F. Lapham
The White Farm
Old Northfield Road
Ashby, MA 01431

Dear Mark:

We are pleased on offer you the position of Chief Financial Officer of EST Corporation reporting to Peter Dawson, Chief Executive Officer. You will manage and be responsible for accounting, finance, operations, facilities, information technology and such other areas as Peter may task you with by agreement.

You are welcome to come into the office starting March 22, 1999 on an informal basis. Your official start date shall be March 29, 1999 and options granted to you shall commence for vesting purposes from that date. During a transition period you will work with and be supervised by John Baggott, outgoing CFO and continuing Treasurer and Director of the Company. This transition period shall terminate at John's decision but at no later date than July 1, 1999. Following such transition period John has agreed to absent himself from EST for a period of a minimum of 45 days to permit to establish your authority, following which he will return in the capacity of Human Resources Director reporting directly to Peter Dawson.

You shall be compensated at an annual rate of ___________ with potential for receiving bonuses, profit-sharing and 401K match as per existing company plans with which you have been made acquainted. You are by this letter guaranteed by the undersigned members of EST's Board of Directors the grant of options to purchase 200,000 common shares at a price of $3 per share, vesting annually in increments of 20% per year with an employment date of March 29, 1999 and an initial (20%) vesting date of March 29, 2000. In the event that your employment with EST is terminated, all uninvested options are forfeited and extinguished. You shall have 15 days in which to exercise any options vested at that time and all options shall be exercised at
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that time or none at all. In the event EST Corporation or substantial control of it is sold or merged pursuant to negotiations initiated during your employment, vesting of your options shall accelerate to permit full vesting and participation in proceeds of sale. An Initial Public Offering of securities shall expressly NOT constitute an event to trigger such accelerated vesting.

Your signature below will constitute acceptance of this offer. We look forward to a long and mutually profitable acquaintance.

Peter Dawson, President and Chief Executive Officer /s/ PETER DAWSON

John Baggott, Senior Vice President and Treasurer /s/ JOHN BAGGOTT

Jim Watkins, Senior Vice President /s/ JIM WATKINS

Dated March 12, 1999


       /s/ MARK F. LAPHAM
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Accepted, Mark F. Lapham, date

cc: Clint Browning MRI